================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 17, 2002


                               EDT LEARNING, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                             76-0545043
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)


2999 NORTH 44TH STREET, SUITE 650, PHOENIX, ARIZONA                 85018
     (Address of Principal Executive Offices)                     (Zip Code)


                                 (602) 952-1200
              (Registrant's Telephone Number, Including Area Code)


                                 --------------

================================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Pro Forma Financial Information (unaudited)

          EDT LEARNING, INC. AND QUISIC CORPORATION PRO FORMA
          UNAUDITED COMBINED FINANCIAL STATEMENTS
            Introduction....................................................   4
            Pro Forma Combined Statement of Operations for the
              year ended March 31, 2002.....................................   5
            Pro Forma Combined Statement of Operations for the
              six months ended September 30, 2002...........................   6
            Notes to Pro Forma Combined Financial Statements................   7

     (b)  Financial Statements of Business Acquired

         QUISIC CORPORATION FINANCIAL STATEMENTS
            Report of Independent Auditors..................................   9
            Balance Sheets as of December 31, 2001 and 2000.................  10
            Statements of Operations for the years ended
              December 31, 2001 and 2000....................................  11
            Statements of Redeemable Preferred Stock and
              Stockholders' Deficit for the years ended
              December 31, 2001 and 2000....................................  12
            Statements of Cash Flows for the years ended
              December 31, 2001and 2000.....................................  13
            Notes to Audited Financial Statements...........................  15

         Consent of KPMG LLP................................................  35

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        EDT Learning, Inc.


                                        By: /s/ James M. Powers, Jr.
                                            ------------------------------------
                                            James M. Powers, Jr.,
                                            Chairman of the Board, President and
                                            Chief Executive Officer
Date: February 7, 2003

                   EDT LEARNING, INC. AND QUISIC CORPORATION
                PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

INTRODUCTION

     The following pro forma combined financial statements reflect the acquisition of certain assets of Quisic Corporation (Quisic) on June 17, 2002. The pro forma combined financial statements also reflect the acquisition of all of the outstanding capital stock of Learning-Edge, Inc. (Learning-Edge) on October 1, 2001 and the acquisition of all the outstanding capital stock of ThoughtWare Technologies, Inc. (ThoughtWare) on January 15, 2002.

     The acquisition of certain assets of Quisic was consummated on June 17, 2002. As part of the Asset Purchase Agreement, Quisic was obligated to provide its audited financial statements to the Company for the years ended December 31, 2001 and 2000 within two weeks of the transaction closing, well in advance of the September 3, 2002 deadline to file this related Form 8-K/A . Quisic delivered its audited financial statements to the Company on December 16, 2002. Due to the late receipt of the Quisic financial statements, a pro forma consolidated balance sheet is not presented in this Form 8-K/A since the acquired assets and liabilities have already been incorporated in EDT Learning's Form 10-Q for the three month period ended June 30, 2002 and for the six month period ended September 30, 2002 as filed with the Securities and Exchange Commission.

     The pro forma combined statement of operations for the year ended March 31, 2002 is derived from the historical consolidated statement of operations of EDT Learning for the year ended March 31, 2002, the historical statement of operations of Quisic for the year ended December 31, 2001, the interim statement of operations of Learning-Edge for the six months ended September 30, 2001 and the interim statement of operations of ThoughtWare for the nine months ended December 31, 2001. The pro forma combined statement of operations for the six months ended September 30, 2002 is derived from the interim consolidated statement of operations of EDT Learning for the six months ended September 30, 2002 and the results of operations of Quisic for the period from April 1, 2002 to June 16, 2002. The pro forma adjustments have been prepared as if the acquisitions of Quisic, Learning-Edge and ThoughtWare had been consummated on April 1, 2001.

     The pro forma combined financial statements are not necessarily indicative of the results of the future operations of EDT Learning. The pro forma combined statements of operations do not reflect the anticipated cost savings resulting from integration of the operations of EDT Learning and Quisic or costs to be incurred to integrate the two companies. The pro forma adjustments described in the accompanying notes are based on estimates derived from information currently available.

     The pro forma combined financial statements should be read in conjunction with the notes thereto and the historical financial statements of Quisic included in Item 7(b) of this Form 8-K/A. In addition, reference should be made to the historical financial statements of EDT Learning included in Form 10-K for the year ended March 31, 2002 and included in Form 10-Q for the six months ended September 30, 2002 filed with the Securities and Exchange Commission. Reference should be made to the historical financial statements of Learning-Edge included in Form 8-K/A, which contained the audited financial statements of Learning-Edge, Inc. for the year ended December 31, 2000 and the unaudited financial statements of Learning-Edge, Inc. for the nine months ended September 30, 2001 filed with the Securities and Exchange Commission. Reference should also be made to the historical financial statements of ThoughtWare included in Form 8-K/A, which contained the audited financial statements of ThoughtWare for the year ended December 31, 2001 and the unaudited financial statements of ThoughtWare for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

   EDT LEARNING, INC., LEARNING-EDGE, INC., THOUGHTWARE TECHNOLOGIES, INC. AND
                               QUISIC CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                               EDT         LEARNING-     THOUGHTWARE      QUISIC
                                             LEARNING         EDGE       TECHNOLOGIES   CORPORATION
                                          FOR THE FISCAL  FOR THE SIX    FOR THE NINE    FOR THE                             PRO
                                            YEAR ENDED    MONTHS ENDED   MONTHS ENDED   YEAR ENDED         PRO              FORMA
                                             MARCH 31,    SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,      FORMA               AS
                                               2002           2001           2001           2001       ADJUSTMENTS         ADJUSTED
                                             --------       --------       --------       --------       --------          --------
Revenues
   Learning .............................    $  2,682       $    530       $  1,493       $  6,184       $    (50)(A)      $ 10,839
   Dental contracts .....................       6,582             --             --             --             --             6,582
                                             --------       --------       --------       --------       --------          --------
     Total revenues .....................       9,264            530          1,493          6,184            (50)           17,421

Operating expenses:
   Costs of revenue .....................          --            608            887          3,747            (50)(A)         5,192
   Research and development .............       2,323             --            908          5,030             --             8,261
   Sales and marketing ..................       1,123            402          1,611          4,201             --             7,337
   General and administrative ...........       2,692            638          3,234          9,642             --            16,206
   Depreciation and amortization ........       2,089             88            131          5,049             99(B),(E)      7,456
   Impairment of long-lived assets ......          --             --             --          6,217             --             6,217
                                             --------       --------       --------       --------       --------          --------
     Total operating expenses ...........       8,227          1,736          6,771         33,886             49            50,669

Earnings (loss) from operations .........       1,037         (1,206)        (5,278)       (27,702)           (99)          (33,248)

   Interest expense .....................      (1,040)           (54)           (65)       (45,540)           (30)(C)       (46,729)
   Interest income ......................         238             --             37             --             --               275
   Other income (expense) ...............       1,305             --             --           (763)            --               542
                                             --------       --------       --------       --------       --------          --------
                                                  503            (54)           (28)       (46,303)           (30)          (45,912)

Income (loss) before taxes ..............       1,540         (1,260)        (5,306)       (74,005)          (129)          (79,160)

     Income tax expense .................          --             --             --              1             --                 1
                                             --------       --------       --------       --------       --------          --------

   Income (loss) before extraordinary
    item ................................    $  1,540       $ (1,260)      $ (5,306)      $(74,006)      $   (129)(D)      $(79,161)
                                             ========       ========       ========       ========       ========          ========

Earnings (loss) per common share:
  Basic .................................    $   0.13                                                                      $  (4.78)
                                             ========                                                                      ========
  Diluted ...............................    $   0.12
                                             ========

Number of shares used in calculation
  of earnings (loss) per share:
  Basic .................................      11,930                                                             (F)        16,568
                                             ========                                                                      ========
  Diluted ...............................      12,466
                                             ========

 SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    EDT LEARNING, INC. AND QUISIC CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2002
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     QUISIC
                                                                        EDT        CORPORATION
                                                                     LEARNING        FOR THE
                                                                   FOR THE SIX        PERIOD
                                                                   MONTHS ENDED    FROM APRIL 1       PRO          PRO FORMA
                                                                   SEPTEMBER 30,    TO JUNE 16,      FORMA            AS
                                                                        2002           2002       ADJUSTMENTS      ADJUSTED
                                                                     --------        --------       --------       --------
Revenues
   Learning ...............................................          $  2,272        $    335       $     --       $  2,607
   Dental contracts .......................................             1,993              --             --          1,993
                                                                     --------        --------       --------       --------
       Total revenues .....................................             4,265             335             --          4,600

 Operating expenses
   Cost of revenue ........................................                --             472             --            472
   Research and development ...............................             1,810             408             --          2,218
   Sales and marketing ....................................               851             383             --          1,234
   General and administrative .............................             1,463             708             --          2,171
   Depreciation and amortization ..........................               991             466             14(E)       1,471
                                                                     --------        --------       --------       --------
       Total operating expenses ...........................             5,115           2,437             14          7,566

Earnings (loss) from operations ...........................              (850)         (2,102)           (14)        (2,966)

   Interest expense .......................................              (766)           (348)            --         (1,114)
   Interest income ........................................                92              --             --             92
   Other income ...........................................               815              --             --            815
                                                                     --------        --------       --------       --------
                                                                          141            (348)            --           (207)

   Income (loss) before income taxes ......................              (709)         (2,450)           (14)        (3,173)
       Income taxes .......................................                --              --             --             --
                                                                     --------        --------       --------       --------
Net income (loss) .........................................          $   (709)       $ (2,450)      $    (14)      $ (3,173)
                                                                     ========        ========       ========       ========

Earnings (loss) per common share, basic and diluted .......          $  (0.05)                                     $  (0.19)
                                                                     ========                                      ========
Number of shares used in calculation of earnings
 (loss) per share, basic and diluted ......................            15,572                                (F)     16,622
                                                                     ========                                      ========

 SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

           NOTES TO PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

     On June 17, 2002, the Company acquired certain assets of Quisic Corporation (Quisic), a California based private Company in exchange for 2,500,000 shares of the Company's common stock and the assumption of $223,000 of liabilities. The purchase price has been calculated as follows:

                                                                QUISIC
                                                                -------
     Issuance of EDT Learning common stock
       valued at $0.92 per share...........................     $ 2,300
     Acquisition costs.....................................         100
                                                                -------
       Net purchase price, including acquisition costs.....     $ 2,400

     Assumed liabilities...................................         223
                                                                -------
       Total purchase price................................     $ 2,623
                                                                =======

          The total purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". The excess purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed has been assigned to goodwill.

     The purchase price of Quisic has been allocated as follows:

                                                                   PURCHASE
                                                                    PRICE
                                                                  ALLOCATION
                                                                --------------
                                                                (IN THOUSANDS)
     Current assets .......................................        $   186
     Property and equipment ...............................             75
     Goodwill .............................................          2,155
     Identifiable intangible assets .......................            207
     Current liabilities, including deferred revenue ......           (323)
     Common stock .........................................             (3)
     Capital in excess of par value .......................         (2,297)
                                                                   -------
                                                                   $    --
                                                                   =======

     The following is a summary of the significant assumptions and adjustments used in preparing the pro forma unaudited combined statements of operations for the year ended March 31, 2002 and for the six months ended September 30, 2002.

     (A) Reflects the elimination of sales between EDT Learning and Learning-Edge prior to the acquisition.

     (B) Reflects the increase in amortization related to the Learning-Edge acquisition.

     (C) Reflects interest expense related to the $1.1 million debt issued by EDT Learning in connection with the Learning-Edge acquisition.

     (D) The historical results of EDT Learning for the year ended March 31, 2002 included a $4,265,000 extraordinary gain related to forgiveness of debt. This item has not been included in the related unaudited pro forma consolidated statements of operations.

     (E) Reflects amortization of the identifiable intangible assets recorded as part of the Quisic asset acquisition.

     (F) Weighted average shares of common stock outstanding is summarized below:

                                                       SIX MONTHS        YEAR
                                                          ENDED          ENDED
                                                      SEPTEMBER 30,    MARCH 31,
                                                          2002           2002
                                                         ------         ------
     EDT Learning historical weighted
       average common stock equivalents:
         Basic ....................................      15,572         11,930
         Diluted ..................................      15,572         12,466
     EDT Learning shares issued for the
       acquisition of Learning-Edge ...............          --            975
     EDT Learning shares issued for the
       acquisition of ThoughtWare .................          --          1,163
     EDT Learning issued for the acquisition
       of certain assets of Quisic ................       1,050          2,500
                                                         ------         ------
     Total number of shares used in net
       income per share calculation:
         Basic ....................................      16,622         16,568
                                                         ======         ======
         Diluted ..................................      16,622         17,104
                                                         ======         ======

                               QUISIC CORPORATION

                              Financial Statements

                           December 31, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

Report of Independent Auditors

The Board of Directors
Quisic Corporation

We have audited the accompanying balance sheets of Quisic Corporation as of December 31, 2001 and 2000 and the related statements of operations, redeemable preferred stock and shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quisic Corporation as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 17 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 18(c) to the financial statements, the Company sold substantially all of its assets subsequent to the balance sheet date.


                                        /s/ KMPG LLP

October 11, 2002
Los Angeles, California

                               QUISIC CORPORATION
                                 Balance Sheets
                           December 31, 2001 and 2000

                                     ASSETS                                                2001             2000
                                                                                      -------------    --------------
Current assets:
  Cash and cash equivalents,                                                          $   1,342,845         3,989,833
  Restricted cash (note 2)                                                                  750,000         1,310,408
  Accounts receivable, net of allowance for uncollectible
    accounts of $42,514 and $82,513, respectively                                           416,295         1,763,561
  Costs and gross profit in excess of billings on uncompleted projects                       80,025           727,301
  Prepaid expenses and other current assets                                                 103,340           198,463
                                                                                      -------------     -------------
          Total current assets                                                            2,692,505         7,989,566
Educational video production costs (notes 4 and 7)                                           40,296         1,190,121
Property and equipment, net (notes 5 and 7)                                               1,379,019         2,667,465
Goodwill and intangible assets, net (notes 6 and 7)                                         875,287        10,173,530
Other long-term assets                                                                      189,598           636,753
                                                                                      -------------     -------------
          Total assets                                                                $   5,176,705        22,657,435
                                                                                      =============     =============
     LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses                                               $   1,825,488         2,897,166
  Lease termination accrual                                                                 301,585         1,305,845
  Current portion of capital lease obligation                                               454,978           532,266
  Deferred revenue                                                                           40,500           450,644
  Billings in excess of costs and gross profit on uncompleted contracts                     366,639         1,161,484
  10% convertible subordinated notes (notes 9 and 13)                                            --        10,978,066
                                                                                      -------------     -------------
          Total current liabilities                                                       2,989,190        17,325,471
Accrued dividends (note 16)                                                               6,552,245                --
Deferred rent                                                                               197,830           153,137
Capital lease obligation                                                                    100,360           584,186
                                                                                      -------------     -------------
          Total liabilities                                                               9,839,625        18,062,794
                                                                                      -------------     -------------
SeriesF redeemable preferred stock, no par value. Authorized 2,000,000,000 shares; issued and outstanding 611,641,353 shares at December 31, 2001;
  no shares authorized, issued, or outstanding at December 31, 2000
  Redemption value at September 7, 2006 of $67,656,408 (notes 9 and 16)                  51,182,343                --
Series E redeemable preferred stock, no par value. No shares authorized, issued, or outstanding at December 31, 2001. Authorized 20,953,361 shares; issued
  and outstanding 16,937,297 shares at December 31, 2000 (note 16)                               --        42,249,870
Series D redeemable preferred stock, no par value. No shares authorized, issued, or outstanding at December 31, 2001. Authorized, issued, and outstanding
  4,214,654 shares at December 31, 2000 (note 16)                                                --         7,000,314
Series C redeemable preferred stock, no par value. No shares authorized, issued, or outstanding at December 31, 2001. Authorized, issued, and outstanding
  4,452,000 shares at December 31, 2000 (note 16)                                                --         5,227,106
Commitments and contingencies (notes 11 and 12) Shareholders' deficit (note 16):
  Series A preferred stock, no par value. No shares authorized, issued, or outstanding at December 31, 2001. Authorized, issued, and outstanding
    1,590,000 shares at December 31, 2000                                                        --           397,500
  Series B preferred stock, no par value. No shares authorized, issued, or outstanding at December 31, 2001. Authorized, issued, and outstanding
    3,682,000 shares at December 31, 2000                                                        --         1,841,000
  Common stock, no par value. Authorized 2,000,000,000 shares; issued, and outstanding 41,195,495 shares at December 31, 2001. Authorized
    75,000,000 shares; issued and outstanding 4,869,371 shares at
    December 31, 2000                                                                    70,146,890                --
  Notes receivable for common stock                                                              --          (135,000)
  Accumulated deficit                                                                  (125,992,153)      (51,986,149)
                                                                                      -------------     -------------
          Total shareholders' deficit                                                   (55,845,263)      (49,882,649)
                                                                                      -------------     -------------
          Total liabilities, redeemable preferred stock, and shareholders' deficit    $   5,176,705        22,657,435
                                                                                      =============     =============

See accompanying notes to financial statements

                               QUISIC CORPORATION
                            Statements of Operations
                     Years ended December 31, 2001 and 2000

                                                                   2001             2000
                                                               ------------     ------------
Revenues:
  Custom courseware development                                $  4,301,341        5,182,145
  Academic and corporate training course fees                     1,317,668          555,550
  Distribution and license fees, net                                565,009          403,725
                                                               ------------     ------------
          Total revenues                                          6,184,018        6,141,420
                                                               ------------     ------------
Cost of revenues:
  Custom courseware production expense                            2,581,373        2,748,257
  Amortization of educational video production costs                492,276        1,462,375
  Impairment of educational video production costs (note 7)         673,778        5,333,296
                                                               ------------     ------------
                                                                  3,747,427        9,543,928
                                                               ------------     ------------
          Gross profit (loss)                                     2,436,591       (3,402,508)
                                                               ------------     ------------
Operating expenses:
  General and administrative                                      9,339,928       14,862,254
  Sales and marketing                                             4,200,967       10,401,585
  Research and development                                        5,030,014        5,556,565
  Depreciation and amortization                                   5,048,703        2,428,325
  Lease termination expense (note 12)                               301,585        1,311,494
  Loss on disposal of property and equipment (note 5)                    --        3,115,805
  Impairment of long-lived assets (note 7)                        6,217,604               --
                                                               ------------     ------------
          Total operating expenses                               30,138,801       37,676,028
                                                               ------------     ------------
          Operating loss                                        (27,702,210)     (41,078,536)
Interest expense                                                (45,540,167)      (1,498,469)
Loss on induced debt conversion                                    (896,336)              --
Other income                                                        133,509          853,802
                                                               ------------     ------------
          Loss before income taxes                              (74,005,204)     (41,723,203)
Income taxes (note 8)                                                  (800)            (800)
                                                               ------------     ------------
          Net loss                                              (74,006,004)     (41,724,003)
Preferred stock dividends and accretion to redemption value      (3,910,680)      (3,542,760)
                                                               ------------     ------------
          Net loss available to common shareholders            $(77,916,684)     (45,266,763)
                                                               ============     ============

See accompanying notes to financial statements

                               QUISIC CORPORATION
       Statements of Redeemable Preferred Stock and Shareholders' Deficit
                     Years ended December 31, 2001 and 2000

                               SERIES C REDEEMABLE      SERIES D REDEEMABLE       SERIES E REDEEMABLE       SERIES F REDEEMABLE
                                 PREFERRED STOCK          PREFERRED STOCK           PREFERRED STOCK           PREFERRED STOCK
                              ----------------------  -----------------------  -------------------------  ------------------------
                                Shares      Amount      Shares       Amount       Shares       Amount       Shares        Amount
                              ----------  ----------  ----------  -----------  -----------  ------------  -----------  -----------
Balance, December 31, 1999     4,452,000  $4,901,866   4,214,654  $ 6,535,370           --  $         --           --  $        --
Issuance of Series E
  redeemable preferred stock          --          --          --           --   16,937,297    39,497,294           --           --
Preferred stock dividends
  and accretion to
  redemption value                    --     325,240          --      464,944           --     2,752,576           --           --
                              ----------  ----------  ----------  -----------  -----------  ------------  -----------  -----------
Balance, December 31, 2000     4,452,000   5,227,106   4,214,654    7,000,314   16,937,297    42,249,870           --           --
Preferred stock dividends
  and accretion to
  redemption value                    --     254,097          --      360,827           --     2,814,090           --      481,666
Conversion of convertible
  notes                               --          --          --           --           --            --  522,752,464   46,785,443
Conversion of preferred
  shares into common stock    (4,452,000) (4,452,000) (4,214,654)  (6,312,981) (16,937,297)  (40,589,078)          --           --
Transfer of accrued
  dividends to accrued
  liability                           --  (1,029,203)         --   (1,048,160)          --    (4,474,882)          --           --
Issuance of Series F
  preferred stock                     --          --          --           --           --            --   88,888,889    3,915,234
                              ----------  ----------  ----------  -----------  -----------  ------------  -----------  -----------
Balance, December 31, 2001            --  $       --          --  $        --           --  $         --  611,641,353  $51,182,343
                              ==========  ==========  ==========  ===========  ===========  ============  ===========  ===========

                                    SERIES A PREFERRED STOCK        SERIES B PREFERRED STOCK             COMMON STOCK
                                  ----------------------------    ----------------------------    ----------------------------
                                     SHARES          AMOUNT          SHARES          AMOUNT          SHARES          AMOUNT
                                  ------------    ------------    ------------    ------------    ------------    ------------
Balance, December 31, 1999           1,590,000    $    397,500       3,682,000    $  1,841,000       3,523,337    $    156,776
Issuance of Series E
  redeemable preferred stock
  warrants to investment bank               --              --              --              --              --         240,889
Exercise of stock options                   --              --              --              --         485,034          55,972
Issuance of stock warrants                  --              --              --              --              --         960,552
Issuance of common stock as
  compensation                              --              --              --              --         111,000         277,500
Acquisition of IEC                          --              --              --              --         750,000       1,747,500
Preferred stock dividends and
  accretion to redemption value             --              --              --              --              --      (3,439,189)
Net loss                                    --              --              --              --              --              --
                                  ------------    ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2000           1,590,000         397,500       3,682,000       1,841,000       4,869,371              --
Issuance of common stock
  warrants in VLN acquisition               --              --              --              --              --         219,483
Preferred stock dividends and
  accretion to redemption value             --              --              --              --              --      (3,910,680)
Exercise of stock options                   --              --              --              --           4,500             686
Repurchase of shares from
  former officer                            --              --              --              --      (3,200,000)       (135,000)
Issuance of warrants in
  consideration of April 2001
  bridge note financing                     --              --              --              --              --       4,845,000
Embedded beneficial conversion
  features associated with the
  November 2000 and April 2001
  bridge financings                         --              --              --              --              --      14,514,000
Conversion of convertible notes             --              --              --              --       8,645,755         896,336
Conversion of preferred shares
  into common stock                 (1,590,000)       (397,500)     (3,682,000)     (1,841,000)     30,875,869      53,592,559
Issuance of stock warrants as
  compensation                              --              --              --              --              --         124,506
Net loss                                    --              --              --              --              --              --
                                  ------------    ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2001                  --    $         --              --    $         --      41,195,495    $ 70,146,890
                                  ============    ============    ============    ============    ============    ============

                                   NOTES FROM       ACCUMULATED     SHAREHOLDERS'
                                  SHAREHOLDERS        DEFICIT          DEFICIT
                                  -------------    -------------    -------------
Balance, December 31, 1999             (135,000)     (10,158,575)      (7,898,299)
Issuance of Series E
  redeemable preferred stock
  warrants to investment bank                --               --          240,889
Exercise of stock options                    --               --           55,972
Issuance of stock warrants                   --               --          960,552
Issuance of common stock as
  compensation                               --               --          277,500
Acquisition of IEC                           --               --        1,747,500
Preferred stock dividends and
  accretion to redemption value              --         (103,571)      (3,542,760)
Net loss                                     --      (41,724,003)     (41,724,003)
                                  -------------    -------------    -------------
Balance, December 31, 2000             (135,000)     (51,986,149)     (49,882,649)
Issuance of common stock
  warrants in VLN acquisition                --               --          219,483
Preferred stock dividends and
  accretion to redemption value              --               --       (3,910,680)
Exercise of stock options                    --               --              686
Repurchase of shares from
  former officer                        135,000               --               --
Issuance of warrants in
  consideration of April 2001
  bridge note financing                      --               --        4,845,000
Embedded beneficial conversion
  features associated with the
  November 2000 and April 2001
  bridge financings                          --               --       14,514,000
Conversion of convertible notes              --               --          896,336
Conversion of preferred shares
  into common stock                          --               --       51,354,059
Issuance of stock warrants as
  compensation                               --               --          124,506
Net loss                                     --      (74,006,004)     (74,006,004)
                                  -------------    -------------    -------------
Balance, December 31, 2001                   --     (125,992,153)     (55,845,263)
                                  =============    =============    =============

See accompanying notes to financial statements

                               QUISIC CORPORATION
                            Statements of Cash Flows
                     Years ended December 31, 2001 and 2000

                                                                        2001            2000
                                                                    ------------    ------------
Cash flows from operating activities:
  Net loss                                                          $(74,006,004)    (41,724,003)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                                     5,120,412       2,428,325
     Amortization of educational video production costs                  492,276       1,462,375
     Impairment of educational video production costs                    673,778       5,333,296
     Loss on impairment of property and equipment                        743,329              --
     Loss on impairment of goodwill and intangible assets              5,771,351              --
     Loss on disposal of property and equipment                               --       3,115,805
     Noncash interest expense                                         45,494,018       1,119,066
     Loss on induced debt conversion                                     896,336              --
     Noncash stock compensation                                          124,506         277,500
     Changes in assets and liabilities:
       Accounts receivable                                             1,260,500         801,570
       Costs and gross profit in excess of billings                      647,276         108,834
       Prepaid expenses and other current assets                          95,123          29,099
       Other long-term assets                                            447,155        (636,753)
       Accounts payable and accrued expenses                          (1,151,562)      1,325,034
       Lease termination accrual                                      (1,004,260)      1,305,845
       Deferred revenue                                                 (641,035)        447,455
       Billings in excess of costs and gross profit                     (794,845)        963,952
       Deferred rent                                                      44,692        (123,872)
                                                                    ------------    ------------
          Net cash used in operating activities                      (15,786,954)    (23,766,472)
                                                                    ------------    ------------
Cash flows from investing activities:
  Educational video production costs capitalized                              --      (2,654,027)
  Acquisition of IEC                                                          --     (12,364,478)
  Lease deposits                                                         560,408        (775,248)
  Purchases of property and equipment                                   (275,250)     (3,881,013)
                                                                    ------------    ------------
          Net cash provided by (used in) investing activities            285,158     (19,674,766)
                                                                    ------------    ------------
Cash flows from financing activities:
  Proceeds from exercise of stock options                                    686          55,972
  Issuance of Series F redeemable preferred stock                      3,915,234              --
  Issuance of Series E redeemable preferred stock                             --      33,806,183
  Principal payments under capital lease obligation                     (561,112)       (169,638)
  Proceeds from convertible promissory notes                           9,500,000       9,859,000
                                                                    ------------    ------------
          Net cash provided by financing activities                   12,854,808      43,551,517
                                                                    ------------    ------------
          Net increase (decrease) in cash and cash equivalents        (2,646,988)        110,279
Cash and cash equivalents:
  Beginning of year                                                    3,989,833       3,879,554
                                                                    ------------    ------------
  End of year                                                       $  1,342,845       3,989,833
                                                                    ============    ============

                               QUISIC CORPORATION
                            Statements of Cash Flows
                     Years ended December 31, 2001 and 2000

                                                                               2001            2000
                                                                           ------------    ------------
Supplemental disclosure of cash flow information:
  Cash paid for interest                                                   $     45,429          49,049
  Cash paid for taxes                                                               800             800
Noncash financing activities:
  Convertible promissory notes and related interest converted into
     Series F redeemable preferred stock                                   $ 46,785,443              --
  Convertible promissory notes and related interest converted into
     Series E redeemable preferred stock                                             --       5,932,000
  Property and equipment acquired under capital lease                                --       1,050,605
  Series A preferred stock converted into common stock                          397,500              --
  Series B preferred stock converted into common stock                        1,841,000              --
  Series C redeemable preferred stock converted into common stock             4,452,000              --
  Series D redeemable preferred stock converted into common stock             6,312,981              --
  Series E redeemable preferred stock converted into common stock            40,552,215              --
Net assets acquired in VLN acquisition:
  Accounts receivable                                                      $     66,092              --
  Fixed assets                                                                  267,740              --
  Intangible assets                                                             368,784              --
  Prepaid expenses                                                                   --              --
  Deferred revenue                                                             (230,891)             --
                                                                           ------------    ------------
              Net assets acquired                                          $    471,725              --
                                                                           ============    ============
Net assets acquired in IEC acquisition:
  Accounts receivable                                                      $         --       1,454,602
  Costs and gross profit in excess of billings                                       --         836,135
  Fixed assets                                                                       --         811,668
  Intangible assets                                                                  --      11,660,568
  Prepaid expenses                                                                   --          24,720
  Accounts payable                                                                   --        (478,183)
  Billings in excess of costs and gross profit                                       --        (197,532)
                                                                           ------------    ------------
              Net assets acquired                                          $         --      14,111,978
                                                                           ============    ============

See accompanying notes to financial statements

(1)  NATURE OF BUSINESS

     Quisic Corporation (the Company) created business management education and training software environments for the corporate market. Originally founded as University Access, the Company changed its name in August 2000 upon the change in its strategic focus from undergraduate distance education to the business-to-business training industry. The Company operated in Los Angeles, Chicago, and Atlanta.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

     (b)  CASH AND CASH EQUIVALENTS

          Cash and cash equivalents consist of short-term investments with an original maturity of less than 90 days. The carrying amounts of cash and cash equivalents approximate their fair values due to their short maturities.

     (c)  CONCENTRATION OF RISK

          Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company invests its cash and cash equivalents in a money market account with a high-quality financial institution.

          At December 31, 2001, approximately 48% of the Company's accounts receivable were from Arthur Andersen LLP (Andersen). At December 31, 2000, approximately 62% of the Company's accounts receivable were from United Airlines, Achieve Global, The Gap, and Agilent Technologies. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential losses. The Company does not require collateral from its customers.

          In 2001, the Company's two largest customers accounted for 30% of net sales, with their contribution to total sales being 17% and 13%, respectively. In 2000, the Company's four largest customers accounted for 70% of net sales, with their contribution to total sales being 25%, 18%, 15%, and 12%, respectively.

     (d)  EDUCATIONAL VIDEO AND SOFTWARE DEVELOPMENT COSTS

          SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, requires film production and software costs associated with the development of entertainment and educational software products to be charged to operations as incurred prior to the establishment of technological feasibility. As all costs incurred subsequent to establishing technological feasibility have been immaterial, all costs incurred during the production of entertainment and educational software have been expensed as research and development as incurred. These costs include course development personnel related costs and payments to subject matter experts and course authors.

          Educational video production costs consist of the production costs related to developing and producing video-based academic courses. Capitalized costs are amortized based on the ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year on a course-by-course basis. Amortization of capitalized costs commences when a course is complete and available for general release.

          Upon an event or change in circumstance that indicates the fair value of a course's capitalized educational video production cost is less than its carrying value, the Company determines fair value of the capitalized costs as the discounted future cash flows arising from the course and compares the resulting fair value of the course to its carrying value. The carrying values of courses with unamortized educational video production costs in excess of fair value are adjusted to fair value.

     (e)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis, based upon the estimated useful lives of the various classes of assets. The estimated useful lives of the assets are as follows:

               Computers and equipment              3 years
               Office furniture                     5 years
               Purchased software                   3 years
               Leasehold improvements               Lesser of life or lease term


          Costs incurred related to repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred. The cost and accumulated depreciation on property and equipment sold, retired, or otherwise disposed of is removed from the respective accounts and the resulting gains and losses are reflected in income.

     (f)  RESEARCH AND DEVELOPMENT COSTS

          The Company expenses all research and development costs when incurred.

     (g)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
          OF

          Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121), requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. In situations in which fair value is determined using future net cash flows, impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds the discounted future net cash flows associated with the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

     (h)  INCOME TAXES

          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No.
          109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets to the extent the Company does not expect to realize those assets through future taxable income.

     (i)  STOCK-BASED COMPENSATION

          The Company accounts for stock-based awards to employees using the intrinsic-value method. The Company accounts for awards to nonemployees using the fair-value method.

     (j)  COMPREHENSIVE INCOME

          Comprehensive income includes all changes in shareholders' equity (except those arising from transactions with shareholders) and includes net income and net unrealized gains (losses) on securities. The Company has had no other comprehensive income apart from its net losses.

     (k)  REVENUE RECOGNITION

          Custom Courseware Development: Revenues related to the sale of custom corporate training products and software are recorded on a percentage-of-completion basis, in accordance with SOP 81-1, ACCOUNTING FOR PERFORMANCE OF CONSTRUCTION TYPE AND CERTAIN PRODUCTION TYPE CONTRACTS, using cost incurred as a percentage of total estimated costs to determine the percent complete. Estimated profits are taken into earnings in proportion to revenues recorded.

          Catalog Courseware Licensing and Distribution and License Fees:
          Revenues related to the licensing of catalog courses and the sale of the rights to distribute the Company's products are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION. In accordance with SOP 97-2, revenue is recorded when each of the following criteria has been met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. When arrangements include multiple elements, value is allocated to each element based on vendor-specific objective evidence of fair value. Revenue equal to the value assigned to each element in multiple-element arrangements is then recognized individually for each element according to the basic criteria described above.

     (l)  INTANGIBLE ASSETS

          Intangibles include the minimum purchase commitment from Andersen (the Andersen Sales Contract), customer list, favorable lease, acquired workforce, and goodwill. Cumulative accumulated amortization for the Andersen Sales Contract is the greater of the amount computed using
          (a) the ratio that current gross revenues from Andersen bear to the total of current and estimated future gross revenues from Andersen during the commitment period or (b) the straight-line method over the remaining estimated economic life of the asset. Amortization for the customer list, acquired workforce, and goodwill is calculated on a straight-line basis over a three-year useful life. Amortization expense for the favorable lease is calculated on a straight-line basis over the remainder of the lease term.

     (m) COSTS AND GROSS PROFIT IN EXCESS OF BILLINGS AND BILLINGS IN EXCESS OF COSTS AND GROSS PROFIT

          The Company classifies as current all assets and liabilities related to the performance of long-term contracts. Costs and gross profit in excess of billings and billings in excess of costs and gross profit arise as revenues are recognized under the percentage-of-completion method. These amounts are billable at specified dates, when deliveries are made or at contract completion, which is expected to occur within one year. The differences between amounts billed and revenue recognized are reflected as costs and gross profit in excess of billings and billings in excess of costs and gross profit. All amounts included within costs and gross profit in excess of billings are expected to billed and collected.

     (n)  RESTRICTED CASH

          The Company maintained certificates of deposit at financial institutions totaling $750,000 and $1,310,408 at December 31, 2001 and 2000, respectively, that secure the operating leases of its primary operating facility in Marina del Rey (the Marina Facility). The Company is unable to withdraw these funds without consent of its landlord.

(3)  ACQUISITIONS

     (a)  VIRTUAL LEARNING NETWORK

          In May 2001, the Company purchased certain assets comprising the Virtual Learning Network (VLN) division of Andersen. VLN operates within the management education and corporate training market.

          As consideration, the Company issued: (a) 10% convertible promissory notes with a face value of $4,099,200 (the VLN Notes), (b) equity participation rights equivalent to 2,529,636 shares of common stock, 277,114 shares of Series A preferred stock, 641,720 shares of Series B preferred stock, 775,920 shares of Series C redeemable preferred stock, 734,554 shares of Series D redeemable preferred stock, and 2,951,929 shares of Series E redeemable preferred stock (collectively the Junior Shares), and (c) options to purchase 6,267,753 shares of common stock valued at $219,483 using a Black-Scholes pricing model. The Company incurred direct and incremental legal fees of $252,242 in association with the business combination.

          Management recorded a discount on the face value of the VLN Notes of $4,099,200, resulting in a net carrying value for the VLN Notes of zero upon issuance. The fair value of the VLN notes was based upon similar notes issued by the Company in monetary transactions that were executed immediately before and after the issuance of the VLN Notes that resulted in no cash proceeds allocable to the notes pursuant to the application of EITF 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIOS, and EITF 00-27, APPLICATION OF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS. These similar notes had identical terms as the VLN Notes. See note 15 for further discussion of the VLN Notes.

          The equity participation rights entitle Andersen to receive additional consideration upon: (a) the sale of the majority of the Company's assets, (b) an acquisition which results in the Company's shareholders retaining less than 50% of the voting power of the remaining entity, or (c) a capital stock dividend. The amount of additional consideration due to Andersen upon one of the aforementioned transactions is equal to: (i) the amount Andersen would have been entitled to had they owned the Junior Shares, and (ii) the additional amount Andersen would have been entitled to receive in the transaction had they been able to convert the VLN Notes prior to the completion of the transaction. The equity participation rights issued by the Company were considered to be contingent consideration. The Company's obligations to provide additional consideration pursuant to Andersen's equity participation rights were subsequently extinguished concurrent with the conversion of the VLN Notes (see note 15). As the issuance of additional consideration at resolution of the contingencies surrounding the equity participation rights were based on security prices, the equity participation rights did not increase the cost of acquisition.

          In conjunction with the purchase of VLN, the parties executed a customer agreement in which Andersen is required to make minimum purchases equal to the lesser of $12 million or 15% of the Company's gross revenues during the three-year period subsequent to the acquisition date.

          The acquisition has been accounted for under the purchase method and the cost of acquisition of $471,725 has been allocated to the assets acquired and liabilities assumed based on estimates of their fair values. Assets acquired were $333,832 and liabilities assumed were $230,891. The excess of the purchase price over the fair value of the net assets acquired of $368,784 has been recorded as an Andersen Sales Contract intangible asset, which represents the minimum purchase commitment from Andersen. The value of the Andersen Sales Contract was subsequently written down to estimated fair value pursuant to an impairment analysis. See discussion of the impairment loss at note 7.

          The operating results of VLN have been included within the statements of operations from the date of acquisition. Pro forma operating results as if the Company had acquired VLN on January 1, 2001 would not be materially different than historical results.

     (b)  INTERNAL EXTERNAL COMMUNICATIONS

          In August 2000, the Company acquired all of the outstanding shares of Internal External Communications, Inc. (IEC). IEC operates within the management education and corporate training market. Subsequent to the purchase, all of IEC's assets and liabilities were merged into the Company.

          As consideration, the Company paid $12,364,478 in cash and $1,747,500 in common stock valued at $2.33 per share. As the acquisition has been accounted for under the purchase method, the total purchase price of $14,111,978 was allocated to acquired tangible assets and liabilities based on estimates of their fair values. Additionally, identifiable intangible assets related to acquired workforce, favorable lease, and customer list were assigned values of $3,612,141, $2,081,259, and $1,255,830, respectively. The excess of the purchase price over the fair value of net assets acquired of $4,711,338 was recorded as goodwill. The goodwill created in the IEC acquisition was subsequently written down to estimated fair value pursuant to an impairment analysis. See discussion of the impairment loss at note 7.

          The operating results of IEC have been included within the statements of operations from the date of acquisition.

(4)  EDUCATIONAL VIDEO PRODUCTION COSTS

     Educational video production costs are comprised of the following:

                                                    2001            2000
                                                 ----------      ----------
     Business communication                      $    1,545          45,758
     Pre-MBA                                         11,218         332,151
     Legal environment of business                    4,213         124,738
     Marketing                                        3,875         114,752
     Macroeconomics                                   3,154          93,401
     LBS                                              2,978          90,587
     Accounting I                                     2,945          87,200
     Others                                          10,368         301,534
                                                 ----------      ----------
                                                 $   40,296       1,190,121
                                                 ==========      ==========


     The Company recorded $492,276 and $1,462,375 of amortization expense related to educational video production costs during the years ended December 31, 2001 and 2000, respectively.

     In connection with its ongoing review of the carrying value of its long-lived assets, the Company wrote down educational video production costs an additional $673,778 and $5,333,296 during 2001 and 2000, respectively, in order to state the assets at estimated fair value. Consequently, there is no accumulated amortization as of December 31, 2001 and 2000. See note 7 for discussion of the impairment losses. Amortization and impairment expense for educational video production costs have been classified within cost of revenues.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:

                                                         2001         2000
                                                      ----------   ----------
     Computers and equipment                          $  901,451    2,784,114
     Office furniture                                    116,612      250,816
     Purchased software                                  180,737      189,386
     Leasehold improvements                              180,219      314,571
                                                      ----------   ----------
                                                       1,379,019    3,538,887

     Less accumulated depreciation and amortization           --     (871,422)
                                                      ----------   ----------
                   Net property and equipment         $1,379,019    2,667,465
                                                      ==========   ==========


     The Company recorded $1,088,107 and $941,285 of depreciation expense related to its property and equipment during the years ended December 31, 2001 and 2000, respectively.

     In connection with its ongoing review of the carrying value of its long-lived assets, the Company conducted an impairment analysis and wrote down its property and equipment an additional $743,329 to state the assets at estimated fair value. Consequently, there is no accumulated amortization as of December 31, 2001. See note 7 for discussion of the impairment loss.

     In 2000, the Company recorded a loss on disposal of property and equipment totaling $3,115,805 resulting from the disposal of leasehold improvements, purchased software assets, and information technology assets at a former facility.

(6)  GOODWILL AND INTANGIBLE ASSETS

     Goodwill and intangible assets are comprised of the following:

                                                    2001           2000
                                                -----------    -----------
     Goodwill                                   $        --      4,711,338
     Acquired workforce                             334,532      3,612,141
     Favorable lease                                 91,821      2,081,259
     Customer list                                  448,934      1,255,830
                                                -----------    -----------
                                                    875,287     11,660,568

     Accumulated amortization                            --     (1,487,038)
                                                -----------    -----------
                   Net intangible assets        $   875,287     10,173,530
                                                ===========    ===========

     The Company recorded $4,401,089 and $1,487,038 of amortization expense related to intangible assets during the years ended December 31, 2001 and 2000, respectively. In 2001, $368,784 of amortization expense and impairment loss related to the Andersen Sales Contract and was net against distribution and license fees similar to a sales incentive.

     In connection with its ongoing review of the carrying value of its long-lived assets, the Company conducted an impairment analysis and wrote down its intangible assets an additional $5,771,351 in 2001 in order to state the assets at estimated fair value. Consequently, there is no accumulated amortization as of December 31, 2001. See note 7 for discussion of the impairment loss.

(7)  IMPAIRMENT OF LONG-LIVED ASSETS

     In connection with its ongoing review of the carrying value of its long-lived assets, the Company conducts impairment analyses of its long-lived assets. In instances where the long-lived asset under review was acquired in a business combination accounted for under the purchase method, the goodwill that arose in that transaction is allocated to the long-lived asset being tested for recoverability on a pro rata basis, using the fair value of long-lived assets and identifiable intangible assets acquired at the acquisition date, for purposes of determining recoverability. In instances where goodwill is allocated to assets that are subject to an impairment loss, the carrying amount of the allocated goodwill is eliminated prior to the reduction of the carrying amounts of the impaired long-lived assets.

     As discussed in note 18(c), the Company sold substantially all of its tangible and intangible assets to a third party subsequent to December 31, 2001. The Company considered the consideration paid by the third party as the basis for determining the value of its long-lived assets, including intangibles. At December 31, 2001, the Company recorded the following impairment losses in order to write down its long-lived assets to fair value:

          Goodwill                                          $2,555,098
          Acquired workforce                                 1,637,151
          Favorable lease                                    1,043,008
          Customer list                                        239,018
          Andersen Sales Contract                              297,076
          Educational video production costs                   673,778
          Property and equipment                               743,329
                                                            ----------
                        Total impairment loss               $7,188,458
                                                            ==========

     Impairment losses associated with the Andersen Sales Contract have been reflected as a reduction of distribution and license fees.

     In 2000, the Company recorded an impairment loss totaling $5,333,296 on the academic courses within its educational video production cost library. The impairment loss was equal to the amount by which the carrying value of the academic courses exceeded their net realizable value. Net realizable value of each course title was determined to be the future expected net cash inflows arising from the assets. The decrease in net realizable value of the academic courses stemmed from the Company's change in strategic direction subsequent to the acquisition of IEC in August 2000. Prior to the acquisition, the Company focused on the sale of undergraduate and graduate academic courses through traditional media outlets, as well as the Internet. Subsequent to the acquisition, the Company changed its focus to the sale of corporate training software and materials. As a result, the Company expected to sell significantly less of its academic courses.

(8)  INCOME TAXES

     Under SFAS No. 109, ACCOUNTING FOR INCOME TAXES, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

     The Company has recorded a valuation allowance amounting to the entire deferred tax asset balance because of the lack of earnings history and possible limitations on the use of carryforwards which gave rise to the uncertainty as to whether the deferred tax assets are realizable.

     The tax effects of the temporary differences, which give rise to deferred tax assets (liabilities), for the years ended December 31, 2001 and 2000 are as follows:

                                                       2001            2000
                                                   ------------    ------------
     Net operating losses                          $ 30,261,622      12,506,132
     Depreciation and amortization                    5,640,381       2,119,008
     Accrued expenses and other                       3,297,878       3,635,911
                                                   ------------    ------------
                   Deferred tax assets               39,199,881      18,261,051

     Valuation allowance                            (39,199,881)    (18,261,051)
                                                   ------------    ------------
                   Net deferred tax assets         $         --              --
                                                   ============    ============


     The provision for income taxes is as follows:

                                                       2001            2000
                                                   ------------    ------------
     Current:
         Federal                                   $         --              --
         State                                              800             800

     Deferred                                                --              --
                                                   ------------    ------------
                   Provision for income taxes      $        800             800
                                                   ============    ============


     The summary reconciliation of the effective tax rate to the assumed federal tax rate is as follows:

                                                       2001            2000
                                                   ------------    ------------
     U.S. statutory tax rate                                 34%             34%
     State taxes, net of federal benefit                      6               6
     Valuation allowance                                    (40)            (40)
                                                   ------------    ------------
                   Effective tax rate                         0%              0%
                                                   ============    ============

     At December 31, 2001, the Company had, for U.S. federal income tax purposes and for California income tax purposes, net operating loss carryforwards of approximately $82 million and $41 million, respectively. These amounts are available to reduce future income taxes. The federal and California net operating loss carryforwards will expire in 2021 and 2006, respectively. The utilization of net operating loss carryforwards may be limited due to restrictions imposed under federal and state laws due to a change in ownership.

(9)  RELATED PARTY TRANSACTIONS

     The Company sold 88,888,889 shares of Series F redeemable preferred stock to two major investors in exchange for gross proceeds of $4,000,000. Each of the investors has representatives who currently sit on the Company's board of directors.

     The Company's November 2000 Bridge financing and April 2001 Bridge financing were led by a venture capital fund, two representatives of which currently sit on the Company's board of directors. Other funds who participated in such financings also have representatives on the Company's board of directors.

     The Company sold 3,200,000 shares of common stock to its founders for 5% promissory notes totaling $110,000 and $25,000 in 1997 and 1996, respectively. The notes compound annually and are payable four years from the date of issuance. Upon the termination of the founders in 2001, the Company canceled the promissory notes in exchange for the 3,200,000 common shares.

     No amounts under the loans remained outstanding at December 31, 2001.

(10) STOCK OPTIONS AND WARRANTS

     (a)  COMMON STOCK

          The Company issued the following warrants to purchase common stock of the Company during the two years ended December 31, 2001.

          Andersen received warrants to purchase 6,267,753 shares of common stock as consideration in the VLN acquisition. The warrants have an exercise price of $0.045 and are exercisable over a five-year period. The warrants vested immediately. The fair value of the warrants, as calculated using a Black-Scholes pricing model using assumptions of a fair value of $0.045, a risk-free interest rate of 3.92%, a volatility of 104%, and an expected life of five years, was $219,483. The fair value of the warrants was recorded as an increase to common stock.

          At times throughout 2000, the Company issued warrants to purchase common stock to nonemployees as consideration for course content and services received. In total, the Company issued 565,000 warrants to purchase the Company's common stock at a price of $2.50 per share. The fair value of the warrants, as calculated using a Black-Scholes pricing model, using assumptions of a risk-free rate of 5.8%, a volatility of 75%, and an expected life of seven years, totaled $960,552 and was recorded as research and development expense in fiscal 2000.

          If the Company had elected to recognize compensation expense for options awarded to employees based on the fair value provisions of SFAS No. 123 rather than the intrinsic value provisions of APB 25, the Company's net loss would have changed to the pro forma amount indicated below:

                 Net loss:
                     As reported                  $(74,006,004)
                     Pro forma                     (74,135,845)

          Common stock option activity during the two years ended December 31, 2001 is as follows:

                                                                WEIGHTED AVERAGE
                                             NUMBER OF OPTIONS   EXERCISE PRICE
                                             -----------------   --------------
          Balance at December 31, 1999            5,048,656          $0.08

          Granted                                 3,030,433           1.60
          Exercised                                (485,034)          0.12
          Canceled                               (1,307,270)          0.41
                                                 ----------
          Balance at December 31, 2000            6,286,785           0.74

          Granted                                 6,267,753           0.05
          Exercised                                  (4,500)          0.15
                                                 ----------
          Balance at December 31, 2001           12,550,038           0.40
                                                 ==========


          There were 546,600 options vested as of December 31, 2001.

          The following table summarizes information regarding common stock options outstanding and options exercisable at December 31, 2001:

                                               WEIGHTED
                                               AVERAGE
             RANGE OF      OUTSTANDING AT     REMAINING          WEIGHTED       EXERCISABLE AT       WEIGHTED
             EXERCISE       DECEMBER 31,     CONTRACTUAL          AVERAGE        DECEMBER 31,        AVERAGE
              PRICES           2001          LIFE (YEARS)     EXERCISE PRICE         2001         EXERCISE PRICE
              ------           ----          ------------     --------------         ----         --------------

          $0.02 - 0.03       2,000,000           6.5              $ 0.03           2,000,000          $ 0.03
              0.05           6,653,429           4.6                0.05           6,653,429            0.05
              0.10           1,039,168           6.6                0.10           1,039,168            0.10
              0.15             738,508           7.9                0.15             738,508            0.15
              0.25             203,500           8.3                0.25             203,500            0.25
              1.50             498,583           8.5                1.50             498,583            1.50
              2.50           1,416,850           8.7                2.50           1,416,850            2.50
                            ----------                                            ----------
           0.02 - 2.50      12,550,038           5.9                0.39          12,550,038            0.39
                            ==========                                            ==========

          All options are exercisable immediately, even if not vested; however, shares exercised early are subject to repurchase by the Company at the original exercise price if service terminates prior to vesting.

     (b)  SERIES F REDEEMABLE PREFERRED STOCK WARRANTS

          The Company issued the following warrants to purchase Series F preferred stock of the Company during the year ended December 31, 2001.

          April 2001 Bridge holders received warrants to purchase 394,074,074 shares of Series F preferred stock pursuant to the terms of the April 2001 Bridge agreement. The warrants were valued at $13,799,536. The proceeds from the issuance of the April 2001 Bridge agreement were allocated to the debt and the warrants on a relative fair-value basis. A total of $4,845,000 was recorded as a discount against the note, with a corresponding increase to common stock for the relative fair value of the warrants. See note 14 for discussion of the April 2001 Bridge agreement.

          In conjunction with the conversion of preferred stock into common stock (see note 16), Series A, Series B, Series C, Series D, and Series E shareholders who returned executed preferred share conversion forms received warrants to purchase 74,563,313 shares of Series F preferred stock. The warrants had an estimated fair value of $2,611,030 and were recorded as an increase to common stock. However, the warrants represent a dividend to preferred shareholders and the dividend reduced common stock by an equivalent amount.

          Andersen received warrants to purchase 14,486,323 shares of Series F preferred stock in association with the conversion of the VLN Notes. The warrants were valued at $507,277. The fair value of the warrants was recorded as a debt conversion inducement expense pursuant to SFAS No. 84, INDUCED CONVERSIONS OF CONVERTIBLE DEBT, with a corresponding increase to common stock.

          Upon their termination, two former officers of the Company received warrants to purchase 3,555,556 shares of Series F preferred stock pursuant to their severance agreements. The warrants were valued at $124,506. The fair value of the warrants was recorded to general and administrative expense with a corresponding increase to common stock.

          All Series F preferred stock warrants issued during the year have an exercise price of $0.045, are exercisable over a five-year period, and vested immediately.

          The fair value of each Series F warrant grant discussed above was calculated using a Black-Scholes pricing model using assumptions of a risk-free interest rate of 3.92%, a volatility of 104%, and an expected life of five years.

          No options to purchase Series F preferred stock were exercised or canceled during the year ended December 31, 2001. Outstanding options to purchase Series F preferred stock had a weighted average remaining contractual life of 4.3 years and a weighted average exercise price of $0.045. All options to purchase Series F preferred stock were fully vested as of December 31, 2001.

     (c)  SERIES E REDEEMABLE PREFERRED STOCK WARRANTS

          In March 2000, the Company completed a private placement of Series E preferred stock. In association with the private placement, the Company issued 150,000 warrants to purchase common stock at $1.50 per share, exercisable no later than June 2005, to the Company's investment bank. The fair value of the warrants, as calculated using a Black-Scholes pricing model, totaled $240,889 using assumptions of a risk-free rate of 5.8% and a volatility of 75%. None of these warrants have been exercised.

(11) COMMITMENTS AND CONTINGENCIES

     (a)  CAPITAL LEASES

          The Company leases certain office equipment and its Marina Facility. The capital leases for office equipment expire at various dates through 2003. The approximate aggregate minimum future commitments under these leases are as follows:

                                                                       CAPITAL
                                                                       LEASES
                                                                       ------
               Year ending December 31:
                 2002                                                 $ 481,283
                 2003                                                   124,763
                                                                      ---------
                                                                        606,046

               Less amounts representing interest                       (50,708)
                                                                      ---------
                    Present value of minimum capital lease payments     555,338

               Less current portion                                    (454,978)
                                                                      ---------
                                                                      $ 100,360
                                                                      =========

          The carrying value of property and equipment held under capital lease totaled $75,436 at December 31, 2001. Amortization expense applicable to assets held under capital leases has been included within depreciation expense.

          See note 12 for discussion of the Company's operating lease commitments.

     (b)  LEGAL PROCEEDINGS

          The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

(12) OPERATING LEASE COMMITMENTS AND OPERATING LEASE TERMINATIONS

     In November 2001, the Company sublet the second floor of the Marina Facility, which comprises approximately 50% of the square footage of the facility.

     Subsequent to December 31, 2001, the Company defaulted on the operating lease for the Marina Facility. At such time, the Company negotiated a lease termination settlement with its landlord requiring the Company to surrender certificates of deposit and lease deposits totaling $751,000 to the landlord. The surrender of those assets, net of a $148,000 deferred rent balance associated with the Marina Facility, resulted in a loss on lease termination of $603,000. The Company has recorded the lease termination fee and corresponding accrued liability relating to the sublet portion of the facility, totaling $301,585, during the year ended December 31, 2001. The remainder of the lease termination fee will be recorded during 2002 upon the Company's exit from the facility.

     Total lease expense for the Company's operating leases was $979,656 and $1,410,352 for the years ended December 31, 2001 and 2000, respectively.

     In August 2000, the Company transferred essentially all of its operations from the Sunset facility to the Marina Facility. As of December 31, 2000, the Sunset facility no longer provided any future economic benefit to the Company. In March 2001, the Company executed a lease termination agreement for the Sunset facility that required the Company to make payments to the landlord in fiscal year 2001 totaling $1,264,455 in addition to monthly rental payments made during January and February 2001 totaling $41,390. The Company recorded the transaction and accrued for the payments in fiscal year 2000 in accordance with EITF 88-10, COSTS ASSOCIATED WITH LEASE MODIFICATION OR TERMINATION.

     Net leasehold improvements at the Sunset facility written off due to the premature termination of the lease totaled approximately $860,000.

(13) NOVEMBER 2000 BRIDGE FINANCING

     In November 2000, the Company issued 10% convertible promissory notes (the November 2000 Notes) with a stated aggregate principal balance of $13,802,600 in return for cash of $9,859,000 (the November 2000 Bridge). Pursuant to the terms of the November 2000 Bridge, the notes automatically converted into the next qualifying round of equity (Series F preferred stock) upon the successful completion of an additional round of financing by March 31, 2001 with proceeds of at least $30,000,000. Upon the failure of the Company to complete an additional round of equity financing by March 31, 2001 with proceeds of at least $30,000,000, the Company was required to issue additional notes with a stated aggregate principal amount of $5,915,400 for no additional cash proceeds. After March 31, 2001, each November 2000 Note was convertible into either Series E preferred stock or Series F preferred stock, when issued, at the holders' option.

     Pursuant to EITF 98-5 and 00-27, the Company valued the contingent embedded beneficial conversion feature (BCF) present in the November 2000 Notes separately upon issuance. The contingent embedded beneficial conversion feature was measured as of the commitment date as the difference between the effective conversion price and the fair value of the equity securities into which the November 2000 Notes were convertible, multiplied by the number of shares into which the November 2000 Notes were convertible, limited to the total proceeds allocated to the debt. The BCF embedded within the November 2000 Notes totaled $9,859,000. The BCF was deemed to be contingent upon the completion of a qualifying additional round of financing prior to March 31, 2001 or the note holders' ability to convert the November 2000 Notes into equity securities of the Company. The embedded beneficial conversion feature was recognized as interest expense upon the resolution of the contingency on March 31, 2001, the date upon which the November 2000 Notes became convertible at the option of the note holder.

     The initial discount of $3,943,600 was accreted to the carrying value of the notes over the minimum debt conversion period as interest expense using the effective-interest method. The contingent discount of $5,915,400 was immediately accreted to the carrying value of the notes as interest expense upon the resolution of the contingency at March 31, 2001.

     At December 31, 2000, the aggregate carrying value of the November 2000 Notes totaled $10,978,066. At September 30, 2001, the aggregate carrying value of the November 2000 Notes totaled $21,279,008. On this date, the note holders agreed to convert the outstanding notes into 238,259,167 shares of Series F preferred stock. The aggregate carrying value of the notes was transferred to Series F preferred stock upon conversion.

     The Company recorded $19,987,581 and $1,485,560 in interest expense associated with the November 2000 Notes during the years ended December 31, 2001 and 2000, respectively.

(14) APRIL 2001 BRIDGE FINANCING

     In April 2001, the Company issued 10% convertible promissory notes (the April 2001 Notes) with a stated aggregate principal balance of $13,300,000 in return for cash of $9,500,000 (the April 2001 Bridge).

     In association with the April 2001 Bridge, the Company issued 394,074,074 detachable warrants to purchase shares of Series F redeemable preferred stock valued at $13,799,536 using a Black-Scholes pricing model.

     Pursuant to the terms of the April 2001 Bridge, the Company issued additional notes with a stated aggregate principal amount of $5,700,000, for no additional cash proceeds, upon the failure of the Company to repay the April 2001 Notes by August 1, 2001.

     All April 2001 Notes were immediately convertible into Series E preferred stock or Series F preferred stock, when issued, at the holders' option.

     In accordance with APB 14, ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS, the proceeds from the issuance of the April 2001 Bridge were allocated between the warrants and the April 2001 Notes based on their relative fair values at the date of issuance. The $4,845,000 value allocable to the warrants was recorded as an increase to common stock.

     In addition to the allocation of value to the warrants, the Company valued the embedded beneficial conversion feature (BCF) present in the April 2001 Notes separately upon issuance pursuant to EITF 98-5 and 00-27. The embedded beneficial conversion feature was measured as of the commitment date as the difference between the proceeds allocated to the April 2001 Notes and the fair value of the equity securities into which the April 2001 Notes were convertible, multiplied by the number of shares into which the April 2001 Notes were convertible. The BCF embedded within the April 2001 Notes was limited to the amount of cash proceeds allocated to the notes, which totaled $4,655,000. The embedded beneficial conversion feature was recognized as interest expense upon the issuance of the April 2001 Notes, as the notes were immediately convertible at the option of the note holder.

     The initial and contingent discounts of $3,800,000 and $5,700,000 were immediately accreted to the carrying value of the notes as interest expense upon the issuance of the notes.

     At September 30, 2001, the aggregate carrying value of the April 2001 Bridge notes totaled $19,467,435. On this date, the note holders agreed to convert the outstanding notes into 217,022,778 shares of Series F preferred stock. The aggregate carrying value of the notes was transferred to Series F preferred stock upon conversion.

     The Company recorded $19,467,435 in interest expense associated with the April 2001 Notes during the year ended December 31, 2001.

(15) VLN NOTES

     In May 2001, the Company issued 10% convertible promissory notes (the VLN Notes) with a stated aggregate principal balance of $4,099,200. The terms of the VLN Notes required the Company to issue additional notes with a stated aggregate principal amount of $1,756,800 for no additional cash proceeds if additional notes were issued to the April 2001 Bridge note holders. As a result, the Company issued additional notes of $1,756,800 upon issuing additional notes to the April 2001 Bridge note holders.

     The VLN Notes were immediately convertible into Series E preferred stock or Series F preferred stock, when issued, at the holders' option.

     Management recorded a discount on the face value of the VLN Notes of $4,099,200, resulting in a net carrying value for the VLN Notes of zero upon issuance. Subsequent to the issuance of the VLN Notes, the Company immediately accreted the recorded discount of $4,099,200 to interest expense as the notes were due on demand and immediately convertible. See note 3 for discussion of the initial valuation of the VLN Notes.

     The contingent discount of $1,756,800 was immediately accreted to the carrying value of the notes as interest expense upon the issuance of the additional notes.

     At September 30, 2001, the aggregate carrying value of the VLN Notes totaled $6,039,000. On this date, the note holders agreed to convert the outstanding notes into 67,470,519 shares of Series F preferred stock. In addition, the Company issued the VLN note holders 14,486,323 warrants to purchase Series F preferred stock and 8,645,755 shares of common stock. The fair value of the warrants and stock totaled $507,277 and $389,059, respectively. The aggregate value of the warrants and common stock issued of $896,336 was recognized in the accompanying 2001 statement of operations as a loss on induced debt conversion.

     The Company recorded $6,039,000 in interest expense associated with the VLN Notes during the year ended December 31, 2001.

(16) SHAREHOLDERS' DEFICIT

     (a)  CAPITAL STOCK

          The Company's Amended and Restated Articles of Incorporation (Articles) authorize the issuance of two billion shares of common stock and two billion shares of Series F preferred stock as of December 31, 2001.

          Holders of shares of common stock are entitled, subject to the senior rights of holders of preferred stock, to receive dividends when and as declared by the board of directors, to share ratably in the proceeds from any dissolution or winding up of the Company, and to vote on certain matters as provided in the Articles. Shares of common stock are subject to transfer restrictions and certain rights of first refusal relating to the securities laws, the bylaws of the Company, and, in certain cases, specific agreements with the Company and holders of preferred stock.

     (b)  SERIES F REDEEMABLE PREFERRED STOCK

          In September 2001, concurrent with the conversion of Series A, Series B, Series C, Series D, and Series E preferred stock into common stock, the Company sold 88,888,889 shares of Series F redeemable preferred stock (Series F) to two major investors, who held previously issued convertible debt and preferred stock, at $0.045 per share for gross proceeds of $4,000,000. The Company incurred legal fees totaling $84,766 associated with the issuance of preferred stock, resulting in net proceeds to the Company of $3,915,234. Concurrent with the sale, the November 2000 Bridge, the April 2001 Bridge, and the VLN Notes were converted into 522,752,464 shares of Series F preferred stock.

          Each share of Series F preferred stock is convertible into common stock of the Company based upon a conversion rate defined in the Company's Amended Articles of Incorporation. At December 31, 2001, each share of Series F preferred stock was convertible into one share of common stock. Each share of Series F preferred stock will automatically convert into shares of common stock upon (i) the vote in favor of such conversion by at least 2/3 of outstanding Series F preferred shares then outstanding, or (ii) at the time in which 2/3 of the number of originally issued shares of Series F preferred shares have been converted voluntarily.

          Each holder of Series F preferred stock is entitled to the number of votes equal to the whole number of shares of common stock into which the holder's shares of Series F preferred stock could be converted.

          In the event of a liquidation, dissolution, or winding up of the Company, the holders of Series F are entitled upon such event, sharing pro rata, prior to and in preference to any payments with respect to common stock or the other series of preferred stock, to receive a liquidation preference of $0.09 per share plus any accrued but unpaid dividends and then share the remaining proceeds with the holders of common stock on an as-converted basis until such time as the holders thereof have received an aggregate of $0.1125 per share. The liquidation preferences terminate upon conversion of the preferred stock to common stock.

          The Company is required to redeem shares of Series F holders desiring such redemption on or after September 7, 2006 upon written demand by holders of a majority of then outstanding Series F shares for an amount equal to the liquidation preference plus any accrued but unpaid dividends. As a result of this redemption requirement, Series F has been classified outside of shareholders' deficit.

          Holders of Series F preferred stock are entitled to vote together with holders of common stock on matters presented for shareholder action as if such shares were converted to common stock.

     (c) RECAPITALIZATION AND CONVERSION OF SERIES A, SERIES B, SERIES C, SERIES D, AND SERIES E PREFERRED STOCK INTO COMMON STOCK

          On September 30, 2001, the Company completed a recapitalization effort in an attempt to simplify its capital structure. This effort resulted in the conversion of all outstanding preferred stock into common stock and the extinguishment of the equity participation rights issued to Andersen in the VLN acquisition.

          Each share of Series A, Series B, Series C, Series D, and Series E preferred stock automatically converted into shares of common stock upon the vote in favor of such conversion by shareholders who comprised at least 75% of the outstanding shares of each class. Each share of Series A, Series B, Series C, Series D, and Series E preferred stock was converted into one share of common stock.

          Upon conversion, $6,552,245 of accrued but unpaid dividends owed to Series C, D, and E preferred shareholders were reclassified to an accrued liability. All accrued but unpaid dividends owed to Series A and B preferred shareholders were waived upon conversion.

          As incentive for voluntarily conversion, the Company issued 74,563,313 warrants to purchase Series F redeemable preferred stock to preferred shareholders who executed preferred share conversion forms. The fair value of the warrants of $2,611,030 was recorded as a dividend to preferred shareholders. Accordingly, the fair value of the warrants was recorded as an increase to common stock. Due to the Company's accumulated deficit, the dividends paid decreased common stock, resulting in no net effect to common stock.

     (d)  SERIES A, SERIES B, SERIES C, SERIES D, AND SERIES E PREFERRED STOCK

          Prior to the conversion into common stock and issuance of Series F preferred stock in September 2001, the Company's preferred stock was divided into five series: Series A preferred stock (Series A), Series B preferred stock (Series B), Series C redeemable preferred stock (Series C), Series D redeemable preferred stock (Series D), and Series E redeemable preferred stock (Series E).

          In January 1997, the Company issued and sold 1,590,000 shares of Series A preferred stock for total cash consideration of $397,500.

          From July 1997 to September 1997, the Company issued and sold 3,682,000 shares of Series B preferred stock for total cash consideration of $1,841,000.

          From March 1998 to August 1998, the Company issued and sold 4,452,000 shares of Series C preferred stock for total cash consideration of $4,452,000.

          In June 1999, the Company issued and sold 4,214,654 shares of Series D preferred stock for total cash consideration of $5,232,737 and total convertible promissory note conversions of $1,089,244.

          In March 2000, the Company issued and sold 16,937,297 shares of Series E preferred stock for total cash consideration of $33,806,183 and total convertible promissory note conversions of $5,932,000.

          In September 2001, all of the outstanding shares of Series A, Series B, Series C, Series D, and Series E preferred stock were converted into common stock. Each preferred share was converted into one share of common stock.

     (e)  DIVIDEND RIGHTS

          Holders of Series A and Series B were entitled to receive dividends, when and as declared by the Company's board of directors, in the amount of $0.0125 and $0.025 per share, respectively, on an annual basis. Such dividends were payable in preference and priority to any dividends on common stock, with the same preference and priority among Series A and Series B, including pro rata payments of such dividends if not all of such dividends accrued were paid and subject to the senior dividend priority and preference of Series C and Series D. Such dividends accrue cumulatively, whether or not declared, on an annual basis from the date of issuance of the shares, but were automatically waived upon conversion of Series A and Series B to common stock.

          Holders of Series C and Series D were entitled to receive dividends, when and as declared by the Company's board of directors, in the amount of $0.07 and $0.105 per share, respectively, on an annual basis. Such dividends were payable in preference and priority to any dividends on common stock or Series A and Series B, with the same preference and priority among Series C and Series D, including pro rata payments of such dividends if not all of such dividends accrued were paid and subject to the senior dividend prior and preference of Series E. Such dividends accrue cumulatively, whether or not declared, on an annual basis from the date of issuance of the shares.

          Holders of Series E were entitled to receive dividends, when and as declared by the Company's board of directors, in the amount of $0.1743 per share. Such dividends were

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          payable in preference and priority to any dividends on common stock or other outstanding series of preferred stock. Such dividends accrue cumulatively, whether or not declared, on an annual basis from the date of issuance of the shares.

          Holders of shares of Series F preferred stock are entitled to receive dividends, payable in preference and priority to any payment of any dividend on shares of common stock, when and as declared by the board of directors at a rate of $0.00315 per annum. Dividends accrue whether or not earned or declared and accrue interest at a rate of 7% per annum. At December 31, 2001, cumulative undeclared dividends on Series F preferred stock totaled $481,666. As the cumulative dividends are not waived upon conversion to common stock, the amount has been recorded as an increase to Series F, with a corresponding increase in the accumulated deficit.

          Prior to the conversion of Series C, Series D, and Series E redeemable preferred shares into common stock, the Company was accreting the carrying value of each series to its redemption amount over the minimum redemption period against common stock. The accretion prior to conversion related to Series C, Series D, and Series E totaled $1,029,203, $1,048,160, and $5,288,914, respectively, and has been recorded as an increase to Series C, Series D, and Series E. Dividends are first recorded against common stock to the extent common stock exists, then against accumulated deficit.

          Cumulative accrued but unpaid dividends related to Series C, Series D, and Series E were not forgiven by their respective shareholders upon the conversion of the preferred shares into common stock. The Company has reclassified the aggregate total of cumulative unpaid dividends of $6,552,245 owed to former preferred shareholders to an accrued liability account. These dividends have not been paid to the former preferred shareholders due to the Company's liquidity situation.

(17) LIQUIDITY

     Through December 31, 2001, the Company has experienced significant operating losses and negative cash flows from operations. Operating results from inception to date have not generated sufficient cash to cover the Company's current obligations. To date, the Company has funded operations primarily through sales of preferred stock and bridge financings. No assurances can be given that the Company will be successful in obtaining such additional financing on terms reasonably acceptable to the Company. Nor can any assurances be given that the Company will be able to meet its financial obligations currently payable or that become payable in the future.

     As discussed in note 18(c), the Company sold substantially all of its tangible and intangible assets in June 2002. Subsequent to the sale of the Company's assets, operations ceased.

(18) SUBSEQUENT EVENTS (UNAUDITED)

     (a)  TERMINATION OF EXECUTIVES

          In February 2002, the Company terminated each member of its executive team, excluding the Chief Executive Officer. Upon termination, each individual was paid his or her accrued salary and vacation as provided by his or her respective employment agreement. Each executive was then immediately rehired via a new 20-day employee contract.

          In March 2002, the board of directors terminated the Chief Executive Officer of the Company for cause in direct association with the termination and rehiring of the Company's executive team.

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     (b)  ISSUANCE OF NOTES PAYABLE

          In 2002, the Company issued promissory notes with a face value of $920,000 in exchange for cash of the same amount. The promissory notes have an interest rate of prime plus 3.5% and are secured by essentially all of the Company's assets. Cash received in exchange for the promissory notes was utilized to fund operations. The secured creditors are the Company's two most significant shareholders.

     (c)  SALE OF ASSETS TO EDT LEARNING, INC.

          In June 2002, the Company sold substantially all of its tangible and intangible assets to EDT Learning, Inc. (EDT). As consideration, the Company received $320,000 in cash and EDT assumed secured notes payable totaling $920,000. The assets included in the sale secured the notes payable assumed by EDT.

          In addition, EDT issued 2,500,000 shares of its common shares, valued at $2,375,000, to the secured creditors of the $920,000 notes payable. In exchange, the secured shareholders agreed to significant changes in the securitization terms of the notes payable and paid EDT $320,000 in cash.

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                          Independent Auditors' Consent

The Board of Directors
Quisic Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-71332) on Form S-8 of EDT Learning, Inc. of our report dated October 11, 2002, with respect to the balance sheets of Quisic Corporation as of December 31, 2001 and 2000, and the related statements of operations, redeemable preferred stock and shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears herein.


                                            /s/ KMPG LLP

February 7, 2003
Los Angeles, California